Exhibit 21

Subsidiaries of ZimVie Inc.

As of June 30, 2025

Name of Subsidiary	Jurisdiction of Formation
Domestic subsidiaries:
Biomet 3i, LLC	Florida
dba ZimVie
dba Zimmer Biomet Dental
dba ZimVie Dental
Implant Concierge, LLC	Texas
Zimmer Dental Inc.	Delaware
dba ZimVie Dental
ZimVie Holdings OUS LLC	Delaware
ZimVie Holdings US 1 LLC	Delaware
ZimVie Holdings US 2 LLC	Delaware
ZimVie US Corp LLC	Delaware

Foreign subsidiaries:
ZimVie Australia Pty. Ltd.	Australia
ZimVie Austria GmbH	Austria
ZimVie Belgium N.V.	Belgium
Zimmer Biomet Dental Canada Inc.	Canada
ZimVie Chile Spa	Chile
ZimVie (Shanghai) Medical Device Co. Ltd.	China
IC Guided Surgery, SRL	Costa Rica
ZimVie France SAS	France
Zfx GmbH	Germany
ZimVie Germany GmbH	Germany
ZimVie India Private Limited	India
ZimVie Israel Ltd	Israel
3DIEMME Srl	Italy
Zfx Innovation Srl	Italy
ZimVie Italy Srl	Italy
ZimVie Japan G.K.	Japan
JERDS Luxembourg Holding S.ar.l	Luxembourg
Biomet 3i Mexico S.A. de C.V.	Mexico
ZimVie Netherlands B.V.	Netherlands
ZimVie Netherlands Global Holding B.V.	Netherlands
ZimVie Netherlands Holding B.V.	Netherlands
ZimVie Portugal Unipessoal, Lda.	Portugal
ZimVie Spain, S.L.U.	Spain
ZimVie Schweiz GmbH (ZimVie Switzerland LLC)	Switzerland
ZimVie UK Ltd.	United Kingdom